                                                                   Exhibit 10.15

                                                               December 26, 1998

[LOGO]
SCC
Systems Consulting Company, Inc.

Suite 500

537 Congress Street,

Portland, Maine 04101

V: 207-774-3244

F: 207-772-8597

www.sccme.com

            Mr. Steven Hirschfeld
            Six Beth Court
            Randolph, NJ 07869

            Dear Steve:

            This letter supercedes in its entirety that certain offer of employment dated

            December 24, 1998, which offer is of no further force or effect. This letter confirms our offer of employment as Vice President - Life Sciences Sales with Systems Consulting Company, Inc., (SCC) at an annual base salary of $180,000. You will report directly to Gerald O'Connell, CEO. You will be responsible for building and directing the sales team that will sell SCC's products to Pharmaceutical, Medical & Surgical Companies (collectively "life sciences companies"), as well as Consumer Goods business units within those Life Sciences Companies, worldwide. Your start date will be January 11, 1999. You will spend a week in February in New Employee Orientation.

            Your 1999 bonus and commission plan is outlined below:

            Bonus -- paid quarterly     Q1 - $15,000 Guaranteed. (Q1 revenue
                                        objective is $2,500,000
                                        Q2 - $15,000 Guaranteed. (Q2 revenue
                                        objective is $2,500,000
                                        Q3 - $10,000 based on achieving revenues of $2,500,000.
                                        Q4 - $10,000 based on achieving revenues of $ 3,000,000.

                                        Notes: the Q1 and Q2 bonuses will be
                                        paid early, as discussed earlier with
                                        Gerry O'Connell. This will be paid with
                                        your first regular payroll upon joining
                                        the company. These bonuses are upon
                                        reasonable and mutually agreed upon
                                        goals, at this point believed to $10.5
                                        Million in annual license revenues.

Commission                              0.5% on first $4.0 million of license
                                        revenues (up to $20,000)
                                        1.0% on second $4.0 million of license
                                        revenues (up to $40,00
                                        1.5% on third $4.0 million of license
                                        revenues (up to $60,000
                                        1.75% on all license revenues in excess
                                        of $12.0 million.

Overachieve Bonus                       Upon license revenues under your
                                        direction reaching $12.0 million, you
                                        will receive a bonus of $30,000.
                                        Additionally, up license revenues under
                                        your direction reaching $15.0 million in 1999, you will receive an additional
                                        $40,000.

                                        Note: Here and in all other references
                                        to license revenues, we are defining
                                        revenues as recognized revenues.

Draw For the first six months of your employment, you will receive a non-recoverable draw against commissions of $2,000 per month. Thereafter, you will receive a recoverable draw against commissions of $2,000 per month.

Options You will receive 200,000 incentive stock options at the current exercise price of $3.79 per share, vesting 25% annually from your date of hire.

                                        In the event of sale of the company or
                                        its substantial assets, merger with
                                        another company, and/or change of
                                        control of the company, 50% of all then
                                        non-vested options will vest at that
                                        time, and the remainder of non-vested
                                        options will accelerate to fully vest
                                        within 12 months of such event, provided that if the Board of Directors should determine, upon receipt of a written opinion of the Company's independent public accountants, that giving effect to this provision for acceleration would preclude accounting for any proposed business combination of the Company with another entity as a pooling of interests, and the Board otherwise desires to approve such a proposed business combination which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then this acceleration provision shall be null and void.

                                        You will also be given the opportunity
                                        to earn incremental stock options, based on performance, as part of each annual compensation plan to be defined by Gerry O'Connell.

Severance                               In the event that you are terminated
                                        other than for cause (cause being
                                        defined as dishonesty or criminal
                                        activity) in the first twenty-four
                                        months of your employment with SCC its
                                        successor, successors or assigns you
                                        will receive a severance package equal
                                        to twelve months of your base pay (at
                                        the time of the severance) together with all accrued bonuses and commissions. If you are terminated after twenty-four months of service, you will receive six months severance equal to your base pay
                                        (at that time) and any accrued bonuses
                                        and commissions.

                                        The above severance will also be paid
                                        upon your resignation following a change of control or management which alters your duties or responsibilities or compensation, or renders working conditions unreasonable.

Car Allowance                           You will receive a $500 monthly car
                                        allowance and the typical IRS rate of
                                        $.16 per mile for employees with a car
                                        allowance.

SCC will provide written performance evaluations semi-annually.

Enclosed for your review is information regarding the Immigration Reform and Control Act of 1986. Upon accepting a position with SCC, the I-9 Form must be completed to verify identity and employment eligibility as required by law. You will be asked to complete an I-9 on your first day of employment with SCC. Please bring the appropriate documentation with you at that time. You are also required to sign SCC's standard Nondisclosure, Developments and Noncompete Agreement as a condition of your employment.

By signing this letter, you are representing to SCC that you are not subject to any agreement, which precludes you from accepting this offer.

Please sign and return this letter at your earliest convenience. We believe you will find great satisfaction and personal growth with SCC and we look forward to working with you.

Sincerely,


/s/ Philip M. St. Germain                12/26/98
--------------------------------       ------------
Philip M. St. Germain, CFO             Date


Accepted,


/s/ Steven Hirschfeld                    12/26/98
--------------------------------       ------------
Steven Hirschfeld                      Date